Exhibit 4.9

SOFTWARE LICENCE AND DEVELOPMENT AGREEMENT

(1) MAHJONG SYSTEMS LIMITED

(2) LADBROKES INTERNATIONAL LIMITED
.

CONTENTS

ClausePage

1.	DEFINITIONS	1
2.	LICENCE	7
3.	INTEGRATION AND MAINTENANCE	8
4.	DEVELOPER'S OTHER OBLIGATIONS	10
5.	WARRANTIES AND INDEMNITY	11
6.	LIMITATION OF LIABILITY	13
7.	INTELLECTUAL PROPERTY RIGHTS	13
8.	LICENCE FEE AND REVENUE SHARE	14
9.	AUDIT RIGHTS	16
10.	CESSATION	17
11.	TERM AND TERMINATION	17
12.	CONSEQUENCES OF TERMINATION	19
13.	CONFIDENTIALITY	19
14.	ENTIRE AGREEMENT	20
15.	WAIVER	20
16.	SEVERANCE	20
17.	FURTHER ASSURANCE	21
18.	NOTICES	21
19.	AMENDMENT	22
20.	SET OFF	22
21.	GOVERNING LAW AND JURISDICTION	22
22.	THIRD PARTY RIGHTS	23
23.	NO PARTNERSHIP	23
24.	PERPETUITY PERIOD	23
25.	ASSIGNMENT	23
SCHEDULE 1 SPECIFICATION		24
SCHEDULE 2 PHASE I HOSTING SERVICES		25
SCHEDULE 3 SUPPORT SERVICE LEVEL AGREEMENT		26

Agreement made __________________________

Between

(1)	Mahjong

(2)	LADBROKES INTERNATIONAL LIMITED, a company registered in Gibraltar and with its registered office at 57-63 Line Wall Road, Gibraltar ("Ladbrokes").

RECITALS:

A. Ladbrokes provides (inter alia) betting and gaming services ("Ladbrokes Services") via the Ladbrokes Site (as defined below).

B. Developer (inter alia) develops software based gaming products and the Developer and/or companies within the Developer's Group currently own all the Intellectual Property Rights (as defined below) in the Game (as defined below).

C.	This Agreement sets out the terms agreed between Ladbrokes and Developer for Developer to provide Ladbrokes with a non-exclusive, worldwide licence to exploit the Game on the terms set out herein.

IT IS AGREED AS FOLLOWS:

1.	definitions

1.1	In this Agreement (except where the context otherwise requires) the following words shall have the following meanings:

"Acceptance Tests"	the tests to be carried out by Ladbrokes for the purposes of demonstrating that the Game functions in accordance with the Specification;
"Business Day"	any day which is not a Saturday, a Sunday or a bank or public holiday in England;
"Customer"	any person who is a registered customer of the Ladbrokes Site;
"Customer Data"
any and all information or data relating to a Customer (including any personal data (as defined in the Data Protection Act 1998) relating to such Customer), including the Customers' account number, name, address, telephone number, email address or any other personal or demographic information including any financial, credit, banking, betting or payment related information;

"Customisations"	Ladbrokes Specific Customisations and Developer Customisations;
"Developer Customisations"
improvements, modifications, refinements, upgrades, updates or enhancements to the Game, including those resulting in new features, processes, functions, services or performance metrics, in any form or medium whatsoever, which is developed by Developer not specifically for Ladbrokes and/or other than at the request of Ladbrokes;

"Documentation"	user guides (including those in electronic form), handbooks and all other material required for the operation of the Game;
"Game"	the software game currently entitled "Mahjong" (and any Customisations thereof);
"Go Live Date"	the date on which the Game is first made available for use by Customers on the Ladbrokes Site;
"Group"
in respect of any party, its ultimate holding company from time to time and all subsidiaries of such holding company from time to time, as such expressions are defined in Section 736 of the Companies Act 1985;

"Hosting Services"	the hosting services to be provided by the Developer to Ladbrokes as set out in schedule 2;
"Intellectual Property"
patents, trade marks, service marks design rights, trade or business names, copyright (including rights in computer software), moral rights, database rights, format rights and topography rights (whether or not any of these is or are registered and including applications for registration), know-how, trade secrets and rights of confidence and all rights and forms of protection throughout the world of a similar nature or with similar effect to any of these for the full unexpired period of any such rights and any extensions and/or renewals thereof;

"Intellectual Property Rights"	rights to all existing and future Intellectual Property;
"Kahnawake Server"	the Developer's server located in Kahnawake, Quebec, Canada;
"Ladbrokes Float Contribution"
Means the monies held by the Developer on trust for Ladbrokes pursuant to clauses 8.2 to 8.4 (inclusive) as such amount increases or decreases from time to time during the Term including, without limitation, pursuant to the payment of tournament fees and the placing of stakes by and/or the accruing of winnings to Ladbrokes Customers through use of the Game;

"Ladbrokes Indemnified Party"	each of Ladbrokes and any company within Ladbrokes' Group and each of the directors, officers and agents of Ladbrokes and any company within Ladbrokes' Group;
"Ladbrokes Servers"	the servers hosted by Ladbrokes;
"Ladbrokes Site"
any and all internet website(s) owned and/or operated by or on behalf of Ladbrokes or any company within Ladbrokes' Group, including that website which currently has the URL www.ladbrokes.com, or any other URL with which Ladbrokes replaces this URL on which Ladbrokes chooses to make the Product Interface available and any 'white label' sites on which Ladbrokes (or any company within Ladbrokes' Group) may make available the Product Interface from time to time;

"Ladbrokes Specific Customisations"
Any improvements, modifications, refinements, upgrades, updates or enhancements (which may include the incorporation of materials in which Ladbrokes' Intellectual Property Rights subsist):

(i) to the graphics and look and feel of the Product Interface of the Game provided to Ladbrokes by Developer in order to include the incorporation of materials in which Ladbrokes' Intellectual Property Rights subsist; and

(ii) subject to prior written agreement in a statement of work, to the Game and/or the Product Interface which result in new features, processes, functions, services or performance metrics, in any form or medium whatsoever;

"Ladbrokes System"
the elements of the Ladbrokes Site or otherwise which facilitate the making available of the Product Interface to Customers including the software engine, customer database and transaction systems owned, operated and/or licensed to Ladbrokes or any company within Ladbrokes' Group and located on servers owned or controlled by or on behalf of Ladbrokes and used for the operation of the Ladbrokes Site, which includes all computer programs, software or other works of ownership or materials provided by any company within Ladbrokes' Group or their licensors in order to operate the Product Interface on the Ladbrokes Site but which shall not include the elements licensed hereunder;

"Licence"	the licence set out in Clause 2.1;
"Material Fault"
a complete or partial failure or function degradation of any part of the Game (and/or its integration with the Ladbrokes System), which constitutes material non-compliance with the Specification and/or which materially impacts on a Customer's experience of the Game;

"Minor Fault"
A failure or function degradation of any part of Game (and/or its integration with the Ladbrokes System), that is not a Material Fault and which constitutes non-compliance with the Specification and/or which impacts on a Customer's experience of the Game;

"Net Rake"
in any calendar month during the Term means Rake less all of the following: (i) one per cent of Rake or such other percentage as notified to the Developer as an allowance in respect of monies paid in the form of betting duties or taxes (or reasonable provisions in respect thereof) or other statutory deductions or payments to licensing authorities; (ii) five per cent of Rake as an allowance in respect of charges levied by electronic payment or credit card organisations; (iii) two per cent of Rake as an allowance in respect of transactions which are reversed by instruction from the card-holder's bank (commonly referred to as charge-backs); (iv) two per cent of Rake as an allowance in respect of the cost of 'free bets' or 'free chips' provided to Customers as a promotional or marketing activity where any company within Ladbrokes' Group is able to attribute and apportion such costs to individual Customers; and (v) five per cent of Rake as an allowance in respect of Third Party Royalties;

"Phase I"	the period from the commencement of this Agreement until such time as Developer installs the Products on Ladbrokes System pursuant to Clause 3.3;
"Phase II"	the period from completion of Phase I until termination or expiry of this Agreement;
"Product Interface"	shall comprise the Game, and the Documentation, to the extent that the same are to be made available to Customers on the Ladbrokes Site;
"Products"	shall comprise the Game and the Documentation;
"Rake"
Means, in any calendar month,a percentage (ten percent as at the date of this Agreement) of:

(i) all winnings divided by the total number of players and then multiplied by the number of Ladbrokes Customers playing the Game; and

(ii)  all tournament fees paid by Ladbrokes Customers.

"Specification"	the technical specification for the Game as set out in the Schedule;
"Support Services"	Means the Support Services to be provided by the Developer to Ladbrokes in accordance with schedule 3;
"Term"	shall have the meaning set out in Clause 11;
"Third Party Royalty"
(i) any royalty or revenue share or other charge which a company within Ladbrokes' Group must pay to a third party in order to lawfully exploit any technology or other product used from time to time on the Ladbrokes Site for the purpose of making available the Product Interface on the Ladbrokes' Site; and/or (ii) any royalty or revenue share or other charge which Ladbrokes and/or a company within Ladbrokes' Group must pay to a third party in respect of: (a) the registration of any new Customer; and/or (b) any bets placed by any Customer in the course of using the Product Interface; and

"Virus"
shall include any computer code which would disable, disrupt, harm, impede or modify the performance or functionality of all or any part of the Ladbrokes System, the Ladbrokes Site, the Product, or any other system, program, equipment, network or data.

1.2	In this Agreement (except where the context otherwise requires):

1.2.1
any reference to a Recital, Clause or Schedule is to the relevant recital, clause or schedule of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or schedule in which it appears;

1.2.2	the table of contents and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of any gender includes the other genders;

1.2.4
any reference to "persons" includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5	a reference to "writing" does not include email;

1.2.6
a reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute;

1.2.7
any reference to a statute, statutory provision, subordinate legislation, code or guideline ("legislation") is a reference to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation; and

1.2.8
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	The schedule(s) form an integral part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedule(s).

2.	LICENCE

2.1
Developer hereby grants to Ladbrokes, a non-exclusive, worldwide licence of the Products (less any Ladbrokes Specific Customisations which Ladbrokes shall own in accordance with Clause 7.1.2) and the Intellectual Property Rights contained therein, for the duration of the Term, in particular so that Ladbrokes can make available the Product Interface for use by Customers on the Ladbrokes Site and can alter the same in accordance with the terms hereof and promote (in any way whatsoever) the availability of the Product Interface on the Ladbrokes Site.

2.2
Ladbrokes shall have the right to assign and/or sub-license its rights granted hereunder to any company within Ladbrokes' Group, subject to the same terms and conditions as set out in this Agreement and to remaining primarily liable for its obligations hereunder.

2.3
Ladbrokes shall have the right to assign and/or sub-licence the rights granted in Clause 2.1 for the purpose of making available the Product Interface and promoting the same on 'white labels' of the Ladbrokes Site and shall give the Developer reasonable prior notice of such assignments and/or sub-licences.

2.4
The parties acknowledge and agree that Ladbrokes may restrict the availability of the Product Interface (or any part thereof) to certain Customers in certain territories immediately without notice if Ladbrokes is satisfied in its reasonable judgment that any regulatory and/or legal environment in any applicable territory or any actual or proposed changes thereto will expose it to the risk of legal, regulatory or economic sanctions, in such territory should the Product Interface (or any part thereof) continue to be provided to such Customers.

2.5
The parties shall each appoint one or more of its representatives, to be the primary point of contact with the other and for organising meetings and/or discussions for the purpose of reviewing both parties' obligations and generally to identify, discuss and resolve any matters relevant to this Agreement.

3.	INTEGRATION AND MAINTENANCE

3.1	As soon as reasonably practicable after the date hereof, Developer shall install the Products on the Kahnawake Server and maintain the Products on the Kahnawake Server throughout Phase I.

3.2
Ladbrokes shall, a reasonable period before the commencement of Phase II and subject to the obligations of confidentiality set out in Clause 13, provide Developer with its reasonable assistance and information in Ladbrokes' knowledge, possession, or control (subject to availability and any confidentiality restrictions imposed by a third party) that Developer reasonably requires to supply, install and maintain the Products (or any part thereof) on the Ladbrokes System pursuant to this Agreement.

3.3
Ladbrokes at any time and in its sole discretion shall be entitled to give notice to Developer to install the Products on the Ladbrokes System and commence Phase II. Developer shall, as soon as reasonably practicable after receipt of such notice install the Products on the Ladbrokes Servers, integrate and configure the Products with the Ladbrokes System in accordance with the terms hereof and any instructions from Ladbrokes from time to time ("Integration Services"). In the event that no such notice is given to the Developer to commence Phase II, the provisions relating to Phase I shall continue to apply until such notice is given or until the expiry or earlier termination of this Agreement, whichever is earlier.

3.4
Ladbrokes shall provide the Developer with reasonable access to Ladbrokes' premises and facilities necessary for Developer to supply, install and maintain the Products (or any part thereof) on the Ladbrokes System pursuant to this Agreement.

3.5
Developer shall maintain the Products and provide the Support Services during Phase I and Phase II, and shall use best endeavours to ensure that at all times that the Game is made available on the Ladbrokes Site by Ladbrokes it is fully operational and free from Minor Faults and Material Faults.

3.6	Developer agrees to liaise and co-operate in all respects with Ladbrokes and its employees and/or personnel in relation to the Integration Services.

3.7
Developer shall notify Ladbrokes in writing once Developer has complied with its obligations under Clauses 3.1 and 3.3 in respect of the Game and any necessary Documentation. Following delivery of such notice in writing by Developer to Ladbrokes, Ladbrokes shall carry out the Acceptance Tests with respect to the Game; the form and content of which shall be set by Ladbrokes.

3.7.1
For the performance of the Acceptance Tests once the Game has been installed on the Kahnawake Server, Developer shall grant remote access to Ladbrokes to the Game on the Kahnawake Server to carry out such Acceptance Tests.

3.7.2	For the performance of Acceptance Tests once the Game has been installed on the Ladbrokes System, Developer shall attend the carrying out of such Acceptance Tests.

Developer shall provide all reasonable assistance to Ladbrokes in connection with the Acceptance Testing. If Ladbrokes discovers any Material Fault during the performance of the Acceptance Tests or otherwise during the Term, Ladbrokes shall deliver a written notice to Developer setting out in reasonable detail such Material Fault ("Fault Notice"). Developer, at its own expense, shall use best commercial endeavours to correct such Material Fault within twelve (12) hours following delivery of the Fault Notice. Once Developer notifies Ladbrokes in writing that the Material Fault set out in the relevant Fault Notice has been corrected, Ladbrokes may carry out repeat Acceptance Tests on the same terms and conditions until the Game functions in accordance with any relevant Specification and without any Material Fault. The parties agree and acknowledge that this Clause 3.7 shall also apply in the event that Developer creates new versions of, or modifies (including by way of Developer Customisation or a Ladbrokes Specific Customisation created by the Developer) the Game.

3.8
At Ladbrokes' option, Ladbrokes may require Developer to convert the customer interface of the Product Interface (or any part thereof) into languages other than English for use in a version of such Product Interface to be made available to certain Customers.

3.9	Developer shall, at its own cost, provide all other reasonable assistance and support and maintenance services in respect of the Products as may be required by Ladbrokes from time to time.

3.10
In respect of the development, delivery, installation, maintenance, modification or correction of the Products (or any part thereof), time shall be of the essence of this Agreement, as regards any time, date or period specified in this Agreement or any time, date or period subsequently substituted by agreement in writing between the parties.

3.11
Developer shall deliver a copy of the Game and all associated Documentation to Ladbrokes on a CD-ROM (or other media agreed between the parties from time to time) as and when the Integration Services are performed by Developer in respect of the Game in accordance with this Clause 3 during Phase II.

3.12	Developer shall deliver such copy referred to in Clause 3.11 and perform the Integration Services with respect to the Game.

3.13
Prior to the commencement of Phase II, at Ladbrokes sole discretion the Developer shall enter into a tripartite source code escrow agreement with the National Computer Council ("NCC") and Ladbrokes in respect of the source code to the Products (including for the avoidance of doubt source code relating to Ladbrokes Specific Customisations and the Integration Services) substantially in the form of the NCC escrow terms ("Escrow Agreement") and Ladbrokes shall procure that NCC shall enter into the Escrow Agreement and the Developer shall ensure that any source code deposited pursuant to the Escrow Agreement is complete and fully documented,

3.13.1
The Developer shall ensure that all developments, new versions, upgrades, bug fixes, enhancements, modifications and documentation have been and will in the future be placed in escrow as often as is reasonably required by Ladbrokes.

3.13.2 All costs in relation to the Escrow Agreement shall be borne by Ladbrokes.

4.	DEVELOPER'S OTHER OBLIGATIONS

4.1	Developer shall:

4.1.1	perform its obligations under this Agreement using all due skill and care and in accordance with the highest professional industry standards applicable from time to time;

4.1.2	ensure that all of its personnel engaged hereunder shall have the necessary skills, expertise and diligence to undertake such work and shall conform to such standards referred to in Clause 4.1.1;

4.1.3	ensure that the Products developed and/or provided to Ladbrokes are compatible with the Ladbrokes System;

4.1.4
ensure that the Products and other systems or equipment provided by Developer to Ladbrokes shall be correctly installed and configured in accordance with this Agreement and Ladbrokes' instructions from time to time;

4.1.5	provide the Hosting Services during Phase I;

4.1.6
ensure that, on delivery and performance by the Developer of any Integration Services, the relevant Products shall be tested by Developer with the latest commercially available detection software for Viruses consistent with best industry practice, and that the Products are free from any Virus;

4.1.7
comply and ensure that its personnel comply with all applicable laws, regulations, codes of practice and other regulatory licences and permits relating to and in the performance of its obligations hereunder;

4.1.8	obtain and maintain throughout the Term, all third party licences, permits or consents necessary for the performance of its obligations hereunder; and

4.1.9
at all times during the Term and for a period of two (2) years from the Go Live Date, at its own cost, effect with a reputable insurer satisfactory to Ladbrokes appropriate insurance policies in relation to risks and liabilities arising from Developer's warranty at Clause 5.2.3 in the amount of not less than £250,000 for each and every event, and shall as soon as practicable after signature of this Agreement, notify such insurer of its obligations hereunder and shall ensure that Ladbrokes is named on the certificate of insurance and provide a copy of such certificate to Ladbrokes on demand.

4.2	Developer undertakes that it shall not, during the Term or thereafter, use or authorise, permit, supply, license or otherwise provide to a third party to use Customer Data in any manner.

4.3
Developer agrees that the Game (and any associated Documentation) provided to Ladbrokes shall not contain any reference to or branding of Developer. The Game shall exclusively contain the branding of Ladbrokes, save that Ladbrokes shall permit Developer to include a credit within the 'Help' or 'Game Rules' section of the Product Interface (such credit may include an HTML link to the Developer's website).

5.	WARRANTIES AND INDEMNITY

5.1
Each party to this Agreement warrants, represents and undertakes to the other that it has, and will retain throughout the Term, all right, title and authority to enter into this Agreement, to grant to the other party the rights and licences expressed to be granted in this Agreement and to perform all of its obligations under this Agreement.

5.2	Developer warrants, represents and undertakes to Ladbrokes that:

5.2.1	the Products shall be fit for their purpose and free of all Viruses;

5.2.2	the Products shall not contain any material which is illegal, obscene, defamatory or in breach of any third party Intellectual Property Rights;

5.2.3	Ladbrokes' use of the Products shall not infringe any third party Intellectual Property Rights;

5.2.4	the Game shall comply with the Specification.

5.3
Each party represents, warrants and undertakes to the other that it has obtained and will maintain in force all necessary registrations, authorisations, consents and licences to enable the parties to fulfil their obligations under this Agreement and that such party complies with, and shall continue to comply with, all applicable data protection legislation.

5.4
Developer shall defend, indemnify and keep indemnified each Ladbrokes Indemnified Party and hold them harmless forthwith on demand against any liability, damage, expense, loss, claim or cost (including reasonable legal fees) suffered by such Ladbrokes Indemnified Party in respect of any breach of Developer's warranties set out in this Clause 5. In the event of any such claim, such Ladbrokes Indemnified Party may:

5.4.1	notify Developer in writing of any such claim; and

5.4.2	give Developer (at Developer's own cost) conduct of the defence of such claim and all related settlement negotiations; and

5.4.3
provide Developer with reasonable assistance, information, and authority necessary to act in accordance with Clause 5.4.2, all out-of-pocket expenses incurred by any Ladbrokes Indemnified Party in providing such assistance, information and authority to be reimbursed by Developer.

5.5
Without prejudice to the provisions of Clauses 5.4 and 5.6, if a claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights relating to the Products or any part thereof (or the use and/or exploitation thereof by Ladbrokes) is made by any third parties (or in the reasonable opinion of Ladbrokes or Developer is likely to be made), Developer, at its own expense and as soon as reasonably practicable and in consultation with Ladbrokes, shall:

5.5.1
modify the Products (or the infringing part thereof) without reducing the performance or functionality of the same or functionality in connection with other related software, or replace the Products or infringing part thereof by other software of equivalent functionality, so as to avoid the infringement or the alleged infringement, provided that the terms herein shall apply mutatis mutandis to such modified or replaced Products (or any part thereof); or

5.5.2	procure a licence for Ladbrokes to use the Products in accordance with the terms of this Agreement; or

5.5.3	take such other action as Ladbrokes may reasonably propose to avoid or settle such claim, demand or action.

5.6
Without prejudice to Clauses 5.4 and 5.5, Developer shall defend, indemnify and keep indemnified each Ladbrokes Indemnified Party and hold them harmless forthwith on demand against any liability, damage, expense, loss, claim or cost (including reasonable legal fees) suffered by such Ladbrokes Indemnified Party in respect of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights relating to the Products or any part thereof (or the use and/or exploitation thereof by Ladbrokes) made by any third party. In the event of any such claim, such Ladbrokes Indemnified Party may:

5.6.1	notify Developer in writing of any such claim; and

5.6.2	give Developer (at Developer's own cost) conduct of the defence of such claim and all related settlement negotiations; and

5.6.3
provide Developer with reasonable assistance, information, and authority necessary to act in accordance with Clause 5.6.2, all out-of-pocket expenses incurred by any Ladbrokes Indemnified Party in providing such assistance, information and authority to be reimbursed by Developer.

6.	LIMITATION OF LIABILITY

6.1	Nothing in this Clause 6 shall limit either party's liability for death or personal injury or for fraud.

6.2
Neither party shall be liable, in contract, tort (including negligence) or for breach of statutory duty or in any other way for any loss of goodwill or reputation or any special or indirect or consequential losses, suffered or incurred by the other party (whether or not such losses were within the contemplation of the parties at the date of this Agreement) in relation to any matter arising under this Agreement.

6.3
Each party's total aggregate liability to the other under or in connection with this Agreement shall not exceed £250,000 (two hundred and fifty thousand pounds sterling). This Clause 6.3 shall not limit Ladbrokes' liability to pay to Developer sums properly owing to Developer pursuant to Clause 8 below.

6.4	Clauses 6.2 and 6.3 shall not apply to Clause 5.6.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	The parties agree and acknowledge that:

7.1.1
all Intellectual Property Rights in and to the Products and any Developer Customisations (excluding any Ladbrokes Specific Customisations and, for the avoidance of doubt, the Ladbrokes System and Ladbrokes Site) are and shall (as between the parties) remain the property of Developer and/or companies within the Developer's Group;

7.1.2
all Intellectual Property Rights in any Ladbrokes Specific Customisations are and shall be owned by Ladbrokes. Developer hereby assigns to Ladbrokes with full title guarantee all legal and beneficial right, title and interest in the Ladbrokes Specific Customisations (so far as the same may by law be assigned) and the Intellectual Property Rights in and in relation to such Ladbrokes Specific Customisations (and the full, exclusive, unfettered worldwide right to use the same for any purpose). For the avoidance of doubt, Developer agrees that it may not use such Ladbrokes Specific Customisations, except as provided under the terms of this Agreement, without Ladbrokes' prior written consent;

7.1.3
all rights in and to the Customer Data are and shall (as between the parties) remain the property of Ladbrokes and nothing in this Agreement shall be construed as granting to Developer any rights in and to such Customer Data;

7.1.4
all Intellectual Property Rights in all products, associated systems and software (save for the Products excluding any Ladbrokes Specific Customisations) on the Ladbrokes System and the Ladbrokes Site are and shall (as between the parties) remain the property of Ladbrokes; and

7.1.5	all goodwill arising in any Ladbrokes branding or trade marks licensed or provided under this Agreement shall arise solely for the benefit of Ladbrokes.

7.2
Ladbrokes shall be entitled at any time to change the name of the Game and rebrand the Game accordingly (including by way of engaging the Developer to do so). Ladbrokes shall own any Intellectual Property Rights in any such names and branding. Developer hereby assigns to Ladbrokes with full title guarantee all legal and beneficial right, title and interest in such names and branding (so far as the same may by law be assigned) and the Intellectual Property Rights in and in relation to such names and branding (and the full, exclusive, unfettered worldwide right to use the same for any purpose). For the avoidance of doubt, Developer agrees that it may not use such names and branding, except as provided under the terms of this Agreement, without Ladbrokes' prior written consent;

8.	LICENCE FEE AND REVENUE SHARE

8.1	Ladbrokes shall pay to Developer a one-off licence fee payment of $* (* USD) within 30 days of invoice, such invoice to be delivered on or after the date hereof.

Phase I

8.2
Ladbrokes shall pay to the Developer US$* (* US dollars) or as such amount may be varied pursuant to Clause 8.4 ("Initial Value") to be deposited into the float on the date of signature of this Agreement and held on trust solely for Ladbrokes. In the event that the Ladbrokes Float Contribution is or is likely to be less than zero in any calendar month due to the accrual and deductions pursuant to Clause 8.3, the Developer shall notify Ladbrokes of such likelihood and the Parties shall agree an additional sum to be paid by Ladbrokes which is appropriate in the circumstances and such amount shall be added to the Initial Value for the purposes of Clause 8.2.

8.3	Each calendar month during Phase I, the Developer shall:

8.3.1	deduct from the Ladbrokes Float Contribution stakes placed and any tournament fees paid by Ladbrokes Customers playing the Game during such calendar month;

* The confidential portion has been so omitted and filed separately with the Commission.

8.3.2	add to the Ladbrokes Float Contribution winnings accrued by Ladbrokes Customers playing the Game in that calendar month; and

8.3.3	add to the Ladbrokes Float Contribution any interest accrued during such calendar month.

8.4
In the event that the Ladbrokes Float Contribution is or is likely to be less than zero in any calendar month, the Developer shall notify Ladbrokes of such likelihood and the Parties shall agree an additional sum to be paid by Ladbrokes which is appropriate in the circumstances and such amount shall be added to the Initial Value for the purposes of Clause 8.2.

8.5	Within five (5) Business Days of the end of the respective calendar month during Phase I, the Developer shall:

8.5.1	issue to Ladbrokes a statement showing the Rake and Net Rake for such calendar month ("Rake Statement"); and

8.5.2	add to the Ladbrokes Float Contribution the value of Rake and deduct * per cent of Net Rake (as shown on such statement) (the "Rake Share").

8.6
Within ten (10) Business Days of the end of the respective calendar month during Phase I, the Developer shall issue Ladbrokes a statement showing the value of Ladbrokes Float Contribution at the end of such calendar month and the deductions and payments into the Ladbrokes Float Contribution pursuant to clauses 8.3 and 8.4.  Where the Ladbrokes Float Contribution exceeds the Initial Value, the Developer shall promptly pay the difference to Ladbrokes within 5 Business days of delivery of an appropriate invoice from Ladbrokes.  Where the Ladbrokes Float Contribution at the end of such month is less than the Initial Value, Ladbrokes shall pay to the Developer the difference between the Initial Value and the value of the Ladbrokes Float Contribution at the end of such month, within 5 Business Days of receipt of an appropriate invoice from the Developer.

8.7
In addition to their audit rights under clause 9.2, and save where the parties otherwise agree in writing, the parties agree and acknowledge that, should the Rake exceed * per cent of the value of stakes placed by Ladbrokes Customers in respect of the Game, Ladbrokes and Ladbrokes' representatives shall be entitled to perform an audit of the Transaction Records

Phase II

8.8
Within ten (10) Business days of the end of the Calendar month in which Phase I is completed and Phase II commences, the Developer shall pay to Ladbrokes the amount held as a Ladbrokes Float Contribution.

8.9
Within ten (10) Business Days of the end of each calendar month during Phase II, Ladbrokes shall send to Developer a statement setting out details of the gross revenues received from all Customers using the Games available for use on the Ladbrokes' Site during the preceding calendar month. Such statement shall also set out the aggregate amount of each type of deduction from such gross revenues (for example, the aggregate amount of gross profits taxes payable in respect of such gross revenues) to calculate Net Rake (the "Statement").

* The confidential portion has been so omitted and filed separately with the Commission.

8.10	Subject to Clause 8.11, within fifteen (15) Business Days of receipt of any Statement, Developer shall invoice Ladbrokes for * of the Net Rake set out in such Statement (the "Revenue Share").

8.11	Subject to Clause 8.11, Ladbrokes shall pay to Developer the Revenue Share within thirty (30) Business Days of receipt of the invoice described in Clause 8.10.

Interest

8.12
If either party fails to pay by the due date any amount payable by it under this Agreement, the other party shall be entitled but not obliged to charge interest on the overdue amount, from the due date up to the date of actual payment, at the rate of 2% per cent per annum above the base rate for the time being of Barclays Bank Plc.

9.	AUDIT RIGHTS

9.1
Both Parties shall keep at their principal place of business during and for at least seven (7) years after the expiry or earlier termination of the Term books of accounts and records together with supporting documentation of transactions which relate to or affect the calculation of the Rake ("Transaction Records").

Phase I

9.2
The Developer shall procure that Ladbrokes and Ladbrokes' representatives have, upon reasonable prior written notice, (and not more than once per annum) reasonable access during normal business hours to the Developer's principal place of business to inspect and audit the Transaction Records with the right to take reasonable excerpts during the Term and for one (1) year thereafter.

9.3
If an audit reveals an underpayment to Ladbrokes of 10% or more, then the Developer shall pay the reasonable costs of such audit and pay such underpayment within twenty (20) Business Days of completion of such audit. In all other circumstances the costs of any audit shall be borne by Ladbrokes. If an overpayment is discovered the amount of such overpayment shall be deducted from the Ladbrokes Float Contribution in accordance with Clauses 8.3 to 8.5 (inclusive) of this Agreement.

9.4
The Developer shall procure that Ladbrokes or Ladbrokes' representatives have, upon reasonable prior notice and at Ladbrokes' cost and expense, reasonable access during normal business hours to the Developer's premises to inspect the operations of the random number generator.

* The confidential portion has been so omitted and filed separately with the Commission.

Phase II

9.5
Ladbrokes shall procure that the Developer and the Developer's representatives have, upon reasonable prior written notice, (and not more than once per annum) reasonable access during normal business hours to the Ladbrokes' principal place of business to inspect and audit the Transaction Records with the right to take reasonable excerpts during the Term and for one (1) year thereafter.

9.6
If an audit reveals an underpayment to the Developer of 10% or more, then Ladbrokes shall pay the reasonable costs of such audit and pay such underpayment within twenty (20) Business Days of completion of such audit. In all other circumstances the costs of any audit shall be borne by the Developer.

10.	CESSATION

10.1	Ladbrokes may at any time and for any reason decline or cease to use or otherwise exploit the Game ("Cessation").

10.2
The parties agree and acknowledge that Ladbrokes will not be liable in contract, tort (including negligence) or for breach of statutory duty or in any other way for any loss of revenues or profits or for any other loss if the Game is removed from the Ladbrokes Site or otherwise not maintained on the Ladbrokes Site for any of the following reasons:

10.2.1	hardware or software failure in relation to all or any part of the Ladbrokes System;

10.2.2	events arising beyond Ladbrokes control;

10.2.3	Ladbrokes exercising its rights under Clause 10.1; or

10.2.4	the termination of this Agreement by Ladbrokes in accordance with the terms hereof.

Nothing  in this Clause 10 shall limit Ladbrokes' liability for death or personal injury or for fraud.

10.3	Ladbrokes gives no representation or warranty in respect of the amount of revenues (including Net Rake) that may be derived through making available the Game on the Ladbrokes Site.

10.4	Any Cessation shall not affect the rights and obligations of either party under this Agreement.

11.	TERM AND TERMINATION

11.1
This Agreement shall commence on the date of signature of this Agreement by both parties for an initial term of three (3) years and, subject to earlier termination pursuant to clauses 11.4 and 11.6 below, shall continue automatically for successive periods of one (1) year thereafter ("the Term").

11.2	Either party (the "non defaulting party") may terminate this Agreement immediately on notice to the other party (the "defaulting party") if:

11.2.1	the defaulting party has committed a material breach of any of its obligations under this Agreement which is incapable of remedy; or

11.2.2
the defaulting party has committed a material breach or other default in performing any of its obligations under this Agreement, which is capable of remedy and which that defaulting party has not remedied within thirty (30) days of receipt of written notice of such breach or other default from the non defaulting party; or

11.2.3	the defaulting party ceases or threatens to cease to carry on its business or any material part thereof; or

11.2.4
the defaulting party voluntarily or involuntarily suspends or discontinues its business, liquidates or sells its assets or a substantial part thereof, makes an assignment for the benefit of its creditors, becomes, or admits in writing that it is unable to pay its debts as they mature or becomes insolvent; or

11.2.5	any bankruptcy, reorganisation, moratorium, insolvency or similar proceedings for the relief of financially distressed debtors are instituted by or against the defaulting party; or

11.2.6	a receiver, liquidator or other third party is appointed over the defaulting party's assets or business; or

11.2.7	winding-up, dissolution or liquidation (judicial or non-judicial) proceedings are initiated or considered by the defaulting party.

11.3
Each party shall as soon as reasonably possible give notice in writing to the other party of any event within Clause 11.2 which occurs during the Term and which would entitle the other party to terminate this Agreement.

11.4	Ladbrokes may terminate this Agreement:

11.4.1	on six (6) months prior written notice to Developer;

11.4.2	upon any material increase to the Rake that is not agreed in writing beforehand; or

11.4.3
immediately on giving written notice to Developer in the event that any claim is made by a third party that the Products (or any part thereof) infringes the Intellectual Property Rights of any third party; or

11.4.4
in the event that control (as defined in section 435 of the Insolvency Act 1986) of Developer is acquired by any person or group of associates (as defined in that section) not having control of it at the date of this Agreement.

11.5	Developer may terminate this Agreement on six (6) months' prior written notice to Ladbrokes.

11.6
The provisions of Clauses 1, 4.1, 4.2, 5, 6, 7, 8.2 to 8.12 (inclusive), 9, 11.6, 12 to 17 (inclusive) and 19 to 24 (inclusive) and such other Clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, shall continue to have effect after any termination or expiry of this Agreement.

12.	CONSEQUENCES OF TERMINATION

12.1	On termination or expiry of this Agreement:

12.1.1
Developer shall, upon giving reasonable written notice to Ladbrokes and during normal working hours, remove the Products from the Ladbrokes System (to the extent that the Products have been installed or otherwise integrated with the Ladbrokes System) and restore the Ladbrokes System to the state that it was in prior to such installation or integration and each Party shall be responsible for its own costs in complying with their obligations under this Clause 12.1.1;

12.1.2
Subject to Clause 12.1.1, Developer may request the return of all other copies of the Products held by Ladbrokes. In the event of such a request, Ladbrokes shall either return all such copies or certify in writing to Developer that all such copies have been destroyed;

12.1.3
within ten (10) Business Days of the termination or expiry of this Agreement the Developer shall pay Ladbrokes any amounts remaining in the Ladbrokes Float Contribution after clauses 8.3 to 8.5 have been complied with in respect of the remainder of the calendar month during which such expiry or termination of the Agreement occurs.

12.1.4
within ten (10) Business Days of termination or expiry of this Agreement the Developer shall supply Ladbrokes with records in readable form of all data in relation to Customers' use of the Games, including histories of Games played by Customers and records of all transactions by Customers, the Developer and Ladbrokes in relation to the Games.

12.2
On termination of this Agreement pursuant to clauses 11.2.3 to 11.2.7 (inclusive) the source code held in escrow pursuant to the Escrow Agreement is released pursuant to the provisions of the Escrow Agreement:

12.2.1	the provisions of clauses 12.1.1 and 12.1.2 shall not apply; and

12.2.2	Ladbrokes shall continue to be entitled to use the source code to provide the Products and use the Products to the extent and in the manner permitted under this Agreement.

13.	CONFIDENTIALITY

13.1
Each party undertakes that it will not at any time hereafter use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required by law or any legal or regulatory authority, any confidential information (including any Customer Data and, in the case of Developer, any Transaction Records accessed pursuant to Clause 9) concerning the business or affairs of the other party or of any member of the Group to which the other party belongs which may have or may in future come to its knowledge and each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

13.2
Neither party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority.

14.	ENTIRE AGREEMENT

14.1	This Agreement constitutes the entire Agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

14.2
Each of the parties acknowledges and agrees that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty, understanding, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

14.3	Nothing in this Clause shall operate to limit or exclude any liability for fraud.

15.	WAIVER

15.1
In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

15.2	The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) do not exclude any other rights or remedies available in law.

16.	SEVERANCE

16.1
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

16.2
The parties agree, in the circumstances referred to in Clause 16.1, to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

17.	FURTHER ASSURANCE

17.1
Developer shall use best endeavours to execute or cause to be executed all documents and do or cause to be done all further acts and things consistent with the terms of this Agreement that Ladbrokes may from time to time reasonably require in order to vest in and secure to Ladbrokes the full benefit of rights and benefits to be transferred or granted to Ladbrokes under this Agreement and for the protection and enforcement of the same and otherwise to give full effect to the terms of this Agreement.

18.	NOTICES

18.1
Any notice given or made under this Agreement shall be in writing and in English and signed by or on behalf of the party giving it and shall be served by hand, delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail, or fax to the address and for the attention of the relevant party set out in Clause 18.2 (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:

18.1.1	if hand delivered or sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;

18.1.2	if sent by post (other than by prepaid recorded or special delivery post), two (2) days from the date of posting;

18.1.3	if sent by airmail (other than by prepaid international recorded airmail), five (5) days from the date of posting;

18.1.4	in the case of fax, at the time of transmission;

Provided that if deemed receipt occurs before 9.00a.m. on a Business Day the notice shall be deemed to have been received at 9.00a.m. on that day, and if deemed receipt occurs after 5.00p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00a.m. on the next Business Day.

18.2	The addresses and fax numbers of the parties for the purposes of Clause 18.1 are:

Ladbrokes International Limited

Address:	57-63 Line Wall Road, Gibraltar
For the attention of:	Martin Saunders, Managing Director
Fax number:	00 350 51910
Mahjong Systems Limited
Address:	Britannic House, Providenciales, Turks and Caicos Islands
For the attention of:	Adriaan Brink
Fax number:	00423 260 0021

or such other address, or fax number as may be notified in writing from time to time by the relevant party to the other party. Any such change to the place of service shall take effect five (5) Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

18.3
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 18.2 (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a prepaid recorded or special delivery or international recorded airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in Clause 18.2 (or as otherwise notified by that party hereunder).

18.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by email.

18.5
For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any process in any legal action or proceedings arising out of or in connection with this Agreement or the legal relationships established by this Agreement.

19.	AMENDMENT

19.1
No modification or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

19.2
Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

20.	set off

20.1
All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law, and neither Party shall be entitled to assert any credit, set-off or deduction, counterclaim or abatement of any nature whatsoever against the other Party in order to justify withholding payment of any such amount in whole or in part.

21.	GOVERNING LAW AND JURISDICTION

21.1	The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the law of England and Wales.

21.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

22.	THIRD PARTY RIGHTS

Except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act. Neither party may declare itself a trustee of the rights under this Agreement for the benefit of any third party.

23.	NO PARTNERSHIP

Nothing in this Agreement shall create or be deemed to create a partnership, joint venture or principal-agent relationship between the parties and no party shall have authority to bind any other in any way unless expressly provided otherwise in this Agreement.

24.	PERPETUITY PERIOD

If the rule against perpetuities applies to the declaration of trust in clause 8.2, the perpetuity period shall be 80 years from the date of this Agreement.

25.	ASSIGNMENT

Save as expressly set out herein, neither party may assign, transfer, charge, sub-license or deal in any other manner with this Agreement without the other party's prior written consent, not to be unreasonably withheld or delayed, and provided that Ladbrokes may assign, transfer, change, sub-licence or deal in any other manner with this Agreement, or sub-contract any of its rights and obligations under this Agreement, to any company within Ladbrokes' Group.

SCHEDULE 1

SPECIFICATION

As attached.

SCHEDULE 2

PHASE I HOSTING SERVICES

1.	Game storage and availability

1.1	The Developer shall store the Game on the Kahnawake Server.

1.2	The Developer shall ensure a 99.8% up time of the Game, measured monthly.

2.	Updates and operational checks

2.1	The Developer shall regularly perform updates of the Game during Phase I to correct any material defect in the operation of the security of the Game which is brought to the notice of the Developer.

3.	Server support and back-up

3.1	The Kahnawake Server shall have a back-up power supply. The Developer shall also host one mirrored image of the Game on a back-up server supplied with a back-up power supply.

3.2	The Developer shall maintain an off-site storage of a copy of the Game data.

3.3	The Developer shall ensure Transaction Records are backed up on a daily basis.

4.	Suspension due to Maintenance

4.1
The Developer may, at its sole discretion, temporarily suspend operation of the Game for the purpose of repair, maintenance or improvement of the Kahnawake Server or any of Ladbrokes' systems. The Developer shall, if practicable, notify Ladbrokes in advance of any such suspension and shall restore Game operations as soon as reasonably practicable.

5.	Security

5.1	The Developer shall take all reasonable steps to prevent security breaches in the interaction between the Kahnawake Server and Ladbrokes and/or Customers.

6.	Notification of maintenance and updates

6.1
The Developer shall notify Ladbrokes of any planned updates and/or maintenance and shall use all reasonable endeavours to agree mutually convenient times for the implementation of such maintenance and/or updates with Ladbrokes.

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1. Introduction

MM operates a multiplayer Mahjong game that is attached to existing gaming sites. The game consists of a Lobby and Game Rooms, each game room containing a number of tables. At each table there must be 4 players (if it is in play). The game is manifested through a flash window that displays the table and the other participants in pseudo 3D. Participants are assigned an avatar" (appearance) at random.

2. Game Client

The Mahjong game client is a subsystem of the Mahjong game product. It is the software that runs on the end user's computer and graphically represents Mahjong games that are played by multiple players through the Internet. The game play is controlled by Mahjong rules implemented on the Mahjong game server, and players use the client software to connect to the server, perform game actions and interact with other players.

The game client supports both free game play and real money play. It can be configured at startup to enable both type of games or just one of them. If both free game and real money game are enabled, it provides an easy way for players to switch betwe?n them.

The functionality of the room management includes:

•	Retrieve room attributes and runtime status from the game server.
•	Visualize rooms and their attributes if necessary.
•	Provide user interface for room navigation.
•	Provide user interface for players to perform room activities.

Room management logic is separated from the graphical user interface to make it customizable and configurable.

2.1 Startup Procedure
The Mahjong game client is designed to be integrated with operators. The figure below shows its startup procedure in an integrated running environment.

Web Browser
Operator's Gaming Site
Mahjong Game Server
Mahjong Game Client Depository
Request play Mahjong game
Login page
User Token attached
Login data
Login data
User Token
HTML with Flash
Top Package::User
HTML with Flash
Request loading Mahjong Game Client
Game client starts
Mahjong Game Client
Game play actions
Game play actions

The procedure includes the following steps.
▪	User requests playing a Mahjong game from an operator's gaming site.
▪	If the user has not logged in, the operator's gaming site routes the user to a login page.
▪	User performs login in a web browser window and the login request is sent to the operator.
▪	The operator's gaming site generates an encrypted user token. The user token contains user identification, operator identification, language, currency and the information to customize the game client.
▪	The user token is sent from the operator to the Mahjong game server through a HTTPS request. All game traffic is over HTTPS.
▪
By receiving the request, the mahjong game serve generates a HTML file as the response. HTML file contains code to request Flash Player to load the first movie of the game client, with the user token as one of the movie rendering parameters.

▪	The Mahjong game server responses the operator's request with the HTML file.
▪	The operator's gaming site forwards the HTML file to the web browser.
▪	The web browser requests the depository of the Mahjong game client and loads the first movie, thus starts the Mahjong game client.
▪	The mahjong game client interacts with the game server. The game proceeds. All game traffic is over HTTPS.

3. Game Play

The initial state of a Mahjong game is initialized by the game server. The game state keeps changing by player's game actions until the game reaches its end. Thus, the game play management on client side has two basic functions. First, it provides client logic to show game state changes; and the second it offers easy ways for players to take game actions.

The game status management includes the following functionality, it:

•	Provides data structure to represent game elements, including players, seats, Mahjong tiles, dice and avatars.
•	Imparts data structure to maintain game state. The game state consists of the status of all game elements.
•	Maps game server message contents to game element status.
•	Updates game element status on receiving server messages.
•	Implements visual representations for each game element and their status.
•	Provides game client logic that understands Mahjong game table layout, game element positions, Mahjong tile orientations, and the relationships among different game elements.
•	Provides game client logic that maps game status change to visual game element rendering.
•	By entering the game, players engage to play the game to the end. If the player leaves the game, either through disconnection, client machine failure or,Fas a willful act, the player's drawn tile will be automatically discarded. The player cannot win or draw an offered discarded tile. The timeout depends on various room settings.

4. Escrowing

Once the game is initiated all players will be charged the maximum amount that they can lose by way of a debit to the source operator (Escrow Funds). These funds are transferred to MM for the period of the game.

Once the game is complete, we have a winner. The winner is credited the Table Stake * Points - House Rake. The operator is credited its Rake Share. The losers are credited any amount left from their Escrow Funds after deduction of their contribution to the winner. All of these transactions have corresponding transactions at the remote operators.

In the event of a draw the players have their escrow funds returned and there is no House Rake or Rake Share. Abandoned/crashed game are treated as draws; all escrow funds are returned at the earliest possible time.

5. Development and Runtime Environment

To gain maximum accessibility and portability, Macromedia Flash MX 2004 is selected as the main development environment. The game client program is developed with Flash Action Script 2.0. The program and graphics resources are compiled to Flash Player 7.0 movies and can be rendered directly through a web browser as long as the right version of Flash Player is installed. This solution has the following obvious advantages.

Flash movie playback is widely supported by various platforms and browsers. Compiling the game client to Flash movies makes it more portable and more accessible than other solutions. The following table is a list of platforms and browsers that support Flash playback, and thus support the game client.

Windows

Platform	Browser
Windows NT	Microsoft Internet Explorer 6.0, Netscape 7.x, Mozilla 1.x, CompuServe 7, and Opera 7.11
Windows 98	Microsoft Internet Explorer 5.x, Netscape 4.7, Netscape 7.x, Mozilla 1.x, AOL 8, and Opera 7.11
Windows Me	Microsoft Internet Explorer 5.5, Netscape 4.7, Netscape 7.x, Mozilla 1.x, AOL 8, and Opera 7.11
Windows 2000	Microsoft Internet Explorer 5.x, Netscape 4.7, Netscape 7.x, Mozilla 1.x, CompuServe 7, AOL 8, and Opera 7.11
Windows XP	Microsoft Internet Explorer 6.0, Netscape 7.x, Mozilla 1.x, CompuServe 7, AOL 8, and Opera 7.11

Macintosh

Platforms	Browsers
Mac OS 9.x	Microsoft Internet Explorer 5.1, Netscape 4.8, Netscape 7.x, Mozilla 1.x, and Opera 6
Mac OS X 10.1.x, Mac OS X 10.2.x, or Mac OS X 10.3.x	Microsoft Internet Explorer 5.2, Netscape 7.x, Mozilla 1.x, AOL 7, Opera 6, and Safari 1.0 (Mac OS X 10.2.x only)

Linux

Platforms	Browsers
RedHat Enterprise Linux WS v. 3	Mozilla 1.2 and later, Netscape 7.1
RedHat Linux 9	Mozilla 1.2 and later, Netscape 7.1
Sun Java Desktop System 1.0	Mozilla 1.2 and later, Netscape 7.1

Solaris

Platforms	Browsers
Solaris 8	Mozilla 1.4
Solaris 9	Mozilla 1.4
Solaris 10	Mozilla 1.2 and later, Netscape 7.1
Solaris 10 with Java Desktop SYstem	Mozilla 1.4, Mozilla 1.7

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6. Existing Application Hardware

Please find below our existing production environment.

ID	Brand	Characteristics	Role
F1	IBM Eserver Xseries 355	2x Intel Xeon 2.4Ghz/Raid 1 36Gb SCSI/1.5Gb	Application Server
R1	IBM Eserver Xseries 355	2x Intel Xeon 2.4Ghz/Raid 1 36Gb SCSI/1.5Gb	Application Server
W1	IBM Eserver Xseries 355	2x Intel Xeon 2.4Ghz/Raid 1 36Gb SCSI/1.5Gb	Webserver
W2	IBM Eserver Xseries 355	2x Intel Xeon 3.2Ghz/Raid 1 73Gb SCSI/2.0Gb	Webserver
F2	IBM Eserver Xseries 355	2x Intel Xeon 3.2Ghz/Raid 1 73Gb SCSI/2.0Gb	Application Server
R2	IBM Eserver Xseries 355	2x Intel Xeon 3.2Ghz/Raid 1 73Gb SCSI/2.0Gb	Application Server
S1	IBM Eserver Xseries 355	2x Intel Xeon 3.2Ghz/Raid 1 73Gb SCSI/2.0Gb	Clustered SQL node
S2	IBM Eserver Xseries 355	2x Intel Xeon 3.2Ghz/Raid 1 73Gb SCSI/2.0Gb	Clustered SQL node
D1	IBM EXP 420 Diskstorage	13 73 Gb HD 's split in several arrays Raid 1	Cluster disk storage
N1, N2	2 Intel Netstructures		SSL
WSD1, WSD2	2 Radware WSD		Website Server Directors

Prime	Alternate	Backup	Failover type
W1	W2	Logs: daily off-site	Manual
F1	F2	Logs: daily off-site	Manual switch I software Load balanced
R1	R2	Logs: daily off-site	Manual switch / software Load balanced
D1	D2	Transactions: multi-location internally: backups day	MSSQL Cluster
Ni	N2	n/a	Automatic
WSD1	WSD2	n/a	Automatic

Points of attack

Ports	Role
53	DNS on UDP
80	_ HTTP: for admin tool only
443	HTTPS: All game traffic

7. Existing Application:

Off the Shelf Software
DB: MSSQL Server 2000 v4
OS: MSWindows 2003 SP1
Application Servers. Apache-Tomcat, JBoss

8. Environment:

Hosting facilities at Mohawk Internet Technologies. See http:l/wmohawk.ca, especially
http:11w.mohawk.calseNices.php, http:llw.mohawk.caltechnical.php

SCHEDULE 3

SUPPORT SERVICE LEVEL AGREEMENT

1.	DEFINITIONS

1.1	In this schedule 3 unless the context requires otherwise, capitalised terms shall have the meanings set out in the Agreement and in addition the following terms shall have the following meanings:

"Business Hours"	9:00 am to 5:30 pm Monday to Sunday (inclusive) and including public holidays;
"Condition"
any error, problem, or defect resulting from an incorrect functioning of the Game if such an error, problem, or defect renders the Game inoperable, causes the Game to fail to meet the Specification in any material respect, or causes such Specification to be inaccurate or incomplete in any material respect;

"Correction"	any change made to the Game by the Developer to correct a Condition in the Game;
"Support"	any modification or revision to the Game needed to maintain the Game in operative condition, to correct Conditions, and to provide other incidental updates and corrections; and
"Outage"
any interruption, discontinuance, or technical failure (taken individually or together), other than a Planned Outage that results in the non-delivery of the Game to at least 10% of all Customers for a consecutive period of 24 hours;

"Planned Outage"	a temporary planned shut down of the Game for the purpose of allowing the Developer to make any necessary corrections, modifications or extensions to the Game.
2.	Support

The Developer shall provide the support in accordance with the provisions of this schedule 3.

3.	Help desk

The Developer shall provide the help desk service which shall consist of email and telephone support to Ladbrokes to answer questions concerning the use of the Game, assistance in solving problems encountered in the use of the Game and a system for the reporting and correction of suspected Conditions, during Business Hours. Outside Business Hours, the telephone help desk service will be available via a dedicated mobile telephone number.

i

4.	condition priorities

The Developer will endeavour to provide the following support in the following response times:

Priority level	Problem description	Target response times
Urgent	Game unavailable. Unable to operate further.	Best efforts to provide a same day Correction.
Important	Important area of the Game stops functioning.	1 day.
Minor functional issue	Small change requests/Conditions.	5 days.
Cosmetic	Text and other cosmetic changes.	As soon as practicable.

In the event of any Outage, Ladbrokes shall communicate the fact and severity of such Outage to the Developer without delay and shall provide such co-operation as the Developer reasonably requires until the Outage has been resolved to the satisfaction of Ladbrokes.

5.	PLANNED OUTAGES

5.1	The Developer will, on occasion, need to suspend the Game in order to provide Support:

5.1.1	the Developer will use all reasonable endeavours to give five days' written notice of suspension of the Game in the case of Support; and

5.1.2
the Developer will use all reasonable endeavours to give 24 hours' written notice of suspension of the Game in the case of remedial faults which have been detected and which are likely to cause imminent failure of the Game.

5.2
Notwithstanding paragraphs 5.1.1 and 5.1.2 of this schedule 3, Ladbrokes acknowledges that in emergency situations, the Developer may not be able to provide the notice set out in those paragraphs, but shall provide as much notice as is reasonably practicable in the circumstances.

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6.	training

6.1
The Developer shall provide the training necessary to allow Ladbrokes' employees (including without limitation, customer service, finance and IT personnel) to operate and manage the Game during Phase II.

6.2	At the option of Ladbrokes, the courses will be held on site in Gibraltar.

7.	Escalation

Developer technical contact: Mah-Jong Systems Customer Service - tel 001 514 288 1778

Email: csr@mahjongmania.com

Ladbrokes technical contact: Paul Fraser

Mobile: 0044 (0)7855 275736

Telephone: 0044 (0)208 515 5230

Email: paul.fraser@ladbrokes.co.uk

If the above technical contacts are unable to agree the priority of a Condition, or if the Developer is, in the reasonable opinion of Ladbrokes, unable to resolve a Condition in accordance with the target response times set out in paragraph 4, either party may escalate responsibility for managing the resolution of the Condition to:

Adriaan Brink: telephone: 00423 792 1099, email: adriaan.brink@mahjongmania.com on behalf of the Developer; and

Paul Austin: telelephone 0044 (0)7855 275884, email: paul.austin@ladbrokes.co.uk on behalf of Ladbrokes

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THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

EXECUTED as a deed but not	)

delivered until the date of this	)

Agreement by LADBROKES INTERNATIONAL	)

LIMITED acting by:	)

Director

Director/Secretary

EXECUTED as a deed but not	)

delivered until the date of this	)

Agreement by MAHJONG SYSTEMS LIMITED acting by	)

ADRIAAN BRINK	)

Director

_____________________________________
in the presence of:
_____________________________________
Witness's Signature
_____________________________________
Name
_____________________________________
Address

_____________________________________
Occupation…

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